Exhibit 4.41

English Translation

Cooperation Agreement on Mobile Game Business

Between

Dazzle Interactive Network Technologies Co., Ltd.

And

Shenzhen iDreamSky Technology Co., Ltd.

Party A: Dazzle Interactive Network Technologies Co., Ltd.

Registered address: Room 405, Tower 01 New City Technology Mansion, No. 69 Aoti Avenue, Jianye District, Nanjing

Mailing address: 17F, Building 4, Zijin Jianye Technology and Innovation Accelerator, No. 18 East Street of Jialingjiang Road, Jianye District, Nanjing, Jiangsu Province

Legal representative/person in charge: Zhang Peng

Zip code: 210001

Contact person: Zhang Liangang

Tel:

Tax Payer Identification Number:

Name of account: Dazzle Interactive Network Technologies Co., Ltd

Deposit Bank: China Merchants Bank, Chengbei Sub-branch, Nanjing

A/C:

Party B: Shenzhen iDreamSky Technology Co., Ltd.

Registered address: Room 01, 16F, Unit 2, Tower A, Kexing Science Park, Keyuan Road, Mid Zone of Nanshan Sicence and Technology Park, Shenzhen

Mailing address: Room 01, 16F, Unit 2, Tower A, Kexing Science Park, Keyuan Road, Mid Zone of Nanshan Sicence and Technology Park, Shenzhen

Legal representative/person in charge: Chen Xiangyu

Zip code: 518057

Contact person: Jian Liubian

Contact Tel:

Tax Payer Identification Number:

Name of account: Shenzhen iDreamSky Technology Co., Ltd.

Deposit Bank: China Merchants Bank Co., Ltd., CMB Shenzhen Sungang Sub-branch

A/C:

The Parties hereto, upon thorough negotiations based on the principles of equality, mutual benefits, mutual supplementation of advantages, joint development, and fully leveraging the advantages of the Parties hereto in their respective areas of service, the Parties hereto have agreed as follows in respect of the cooperation in mobile game services:

Definitions:

Unless otherwise specified, the following terms hereunder shall have the meanings as set out below:

Contents Provider: the game contents provider with relevant qualifications.

Channel Cooperative Partner: the channel cooperative partner with relevant qualifications to promote games.

Platform Provider: the comprehensive platform provider that provides such services as interconnection and promotion, distribution of applications, business cooperation, etc.

Fees Collecting Agent: service providers with the capability to provide the business fee collecting channels and fees data account checking services; fee collecting channels include mobile network operators’ fee collecting channels, third party payment channels, etc.

Communications Fees: the communications fees for the data consumed by the users to visit the mobile games WAP portal, to use the client of mobile games, to download or use mobile games. The mobile network operators shall be entitled to all the communication fees; no distribution to Party A and Party B.

Information Fees: the fees paid by the users to subscribe a single game, a mobile games package and to buy the game items.

Article 1 Contents and Principles of Cooperation

1.1 Party A, as a platform provider, is commissioned by Party B to provide paid services to Party B, such as game testing, adaptation and display, promotional activities and collecting and deducting fees from the users on Party B’s behalf.

1.2 Party B, as a mobile game contents provider, shall provide the users with mobile game service through Party A’s platform and commission Party A to collect and deduct fees from the users.

1.3 Subject to the different provisions on rights and obligations during the cooperation, the cooperation may take the following two modes, i.e. contents cooperation mode and channel cooperation mode:

Contents cooperation mode: Party A, as the platform provider, shall provide a platform to distribute and publicize the contents provided by Party B, and Party B, as the contents provider, shall provide contents to Party A. Both parties shall cooperate with each other.

Channel cooperation mode: while Party B acts as the contents provider, Party A cooperates with a cooperative partner who possesses internet channel resources to distribute and promote Party B’s mobile game products. The three parties shall cooperate with one another.

1.4 Party A shall collect information service fees (“Information Fees”) from the users who use Party B’s mobile game services on behalf of Party B, and share such fees to Party B in accordance with the provisions hereof.

1.5 Unless otherwise agreed, Party B shall acknowledge the change to the cooperative business and the mode of cooperation that is put forward by Party A as a result of the development of its business, and assist Party A in completing such change.

Article 2 Rights and Obligations of Party A

2.1 Party A shall be responsible for the centralized publicizing and promotion in whole of the cooperative business.

2.2 Party A shall be responsible for the construction and maintenance of the business management system, using the business management system to issue notices/announcements, business management measures and relevant policies, and inquiring, managing and updating the information in relation to the cooperation.

2.3 Party A shall be responsible for the day-to-day maintenance of the platform, and provide guidance and assistance to Party B in game application, testing and putting online the games, to guarantee the stable running of the platform. Party A shall give access to Party B to facilitate its checking of the relevant status of operation.

2.4 Party A shall have the right to know the legality of the mobile game information and source provided by Party B, provided, however, that Party A will not take any responsibilities arising from any illegal or incorrect information provided by Party B.

2.5 Party A shall test the business applied by Party B after approving it, and after the test is passed, confirm in appropriate forms in the business management system. If the test is failed, Party A shall have the right to refuse to provide platform service. The official launch time of the cooperation business shall be the time when Party A officially launches the billing service.

2.6 Party A shall have the right to examine and assess Party B’s business according to the Management Measures for Cooperation in Mobile Game Business, and select the superior and eliminate the inferior based on Party B’s performance in business development, credit points and breaches, and reward Party B’s creative business and supervise Party B’s customer service quality according to the Management Measures for Credit Points of Mobile Game Business. Party A may terminate this Agreement with Party B if it fails to reach Party A’s standards.

2.7 Party A shall have the right to review the game contents and the price thereof applied by Party A based on the users’ demand and the requirements for market order, and shall have the right not to settle the Information Fees resulting from the business for which Party B changes the fee rate without authorization.

2.8 If Party A receives any complaints or notices that the contents or services provided by Party B allegedly involve infringement dispute, Party A shall have the right to take remedies based on the actual situation, including but not limited to promptly suspend the promotion of Party B’s game products, promptly stop any platform services (including without limitation having Party B’s products offline), unilaterally terminate the contract and suspend the fees settlement, and Party B shall resolve the relevant complaints and disputes and notify Party A of the results in writing; Party A will continue the promotion activities after it confirms that there is no dispute. Party B hereby confirms that Party B shall waive any objection to the remedies taken by Party A.

2.9 If any users have complaints as to fees collection on Party B’s games, other than the complaints resulting from Party A’s conduct, once discovered, Party A shall have the right to inform Party B to rectify immediately and take such measures as fees return or suspension of fees collection in accordance with the relevant provisions and the provisions hereof. If Party B cannot give a reasonable explanation to the users’ complaints, Party A shall have the right to reduce or forgo Information Fees for relevant users, and ask Party B to assume relevant defaulting liabilities in accordance with the relevant business management measures based on the seriousness of the situation. Party B hereby acknowledges that Party B shall waive any objection to the remedies taken by Party A.

2.10 During the term of cooperation, Party A may suspend its cooperation with Party B if there is user complaint on Party B’s game or service quality, which has resulted in adverse social impact; in serious cases, Party A may unilaterally terminate this Agreement.

2.11 If Party A is investigated by relevant national authority, judiciary authority, consumers’ association or any other organization, or is claimed legal responsibilities by any entity or individual, due to the users’ browsing or use of the contents and application services provided by Party B, Party A may unilaterally terminate this Agreement by a written notice, and Party B shall bear any direct and indirect losses thus suffered by Party A, including, without limitation:

(1) costs of preliminary input and preparatory work made by Party A for performance of this Agreement;

(2) costs already paid by Party A for performance of this Agreement;

(3) anticipated gains for Party A’s performance of this Agreement;

(4) costs (including but not limited to the litigation fees, arbitration fees, attorney fees, appraisal fees, notarization fees, investigation fees, etc.), indemnities or other payables by Party A in relevant litigations incurred for reasons attributable to Party B; and the loss of goodwill or reputation thus suffered by Party A.

Article 3 Rights and Obligations of Party B

3.1 Party B shall be responsible for content development and update and to assist Party A in marketing and customer service.

3.2 Party B may use the business management system provided by Party A to effect functions such as application for games, company information maintenance, information exchange between the Parties regarding their cooperation. Party B shall truthfully register/update in time its name, designated bank, account, contact person, customer service and such other information, and properly keep and maintain any contract information, settlement information, information on handling of complaints and breach of contract as generated by the business management system. Party B shall take proper care of, and shall not allow any third party to use, its user name and password for the business management system. Any losses incurred to either Party or users arising from other person’s knowledge of Party B’s user name and password for reasons attributable to Party B shall be borne by Party B on its own.

3.3 Party B may negotiate the mode of cooperation with Party A, and may determine the operation strategy for its mobile game service business at its sole discretion.

3.4 Party B shall have the right to obtain the Information Fees settled by Party A.

3.5 Party B must strictly comply with relevant industry laws, rules and standards promulgated by the State.

3.6 Party B guarantees that it has all the legal permits and qualifications necessary for the performance of the matters hereunder, including, without limitation, business license with legitimate business scope and the license for internet culture operation; Party B shall provide Party A with true and legitimate business permits for Internet information service and relevant business and such other credentials, creditability certificate, adequate after-sale service system, bank account and such other documents. If such license or information have any update or change during the performance of this Agreement, Party B shall timely provide the photocopies of relevant licenses to Party A for archive. If Party B has no relevant qualifications or licenses or provides contents and services beyond the permitted scope of its qualifications, Party A shall have the right to terminate this Agreement and withhold all the fees not yet settled. Party B shall indemnify other losses caused to Party A.

3.7 Party B shall guarantee that all the games provided by it have no right defects, that it has legal copyright or authorization, and that it has not infringed any person’s copyright, trademark, patent, trade secret and other intellectual property rights or other property right and personal right such as portrait right, and shall provide Party A with the copyright certificate or the authorization letter issued by the copyright owner for the relevant game.

3.8 In case of any issues of Party B’s own systems (such as WAP website or game server) that affect Party A’s communications system, Party B shall submit to the connection control by Party A, and any consequence thus incurred shall be borne by Party B itself.

3.9 All the responsibilities incurred by third party promotion channel/platform due to the games provided by Party B to the users shall be borne by Party B. Party B shall not hand over the business interface provided by Party A to a third party in any manner. Party A shall not assume to the users or the third party any liability thus incurred.

3.10 Without Party A’s consent, Party B shall not conduct any of the following activities, which include but not limited to:

(1) unilaterally carry out business testing and provide business to the users;

(2) imbed and use Party A’s billing code business at the mobile terminal or UTK/STK, OTK cards whether on its own or jointly with other mobile terminal companies.

(3) use Party A’s billing code to carry out business promotion via other internet channels;

(4) use Party A’s billing code to bill or collect fees for other business.

3.11 Party B shall provide Party A with such data/report as information on user development, user classification, users’ habit, business prospect projection, and timely pass the users’ information as required for business management to Party A to guarantee the timely update of Party A’s users’ information database. Meanwhile, Party A and Party B acknowledge that Party A has the ownership to the users’ information and Party B shall keep confidential the users’ information as provided herein.

3.12 Party B shall be obliged to cooperate with Part A to take necessary effective measures to reduce the number of abnormal transactions.

3.13 When providing services to users, Party B shall not, in any manner including but not limited to coercion, cajole or misleading, in order to make users consume or otherwise increase any unnecessary costs to users. If Party B is discovered to have any of such behaviors, regardless of whether any users have raised complaints, Party A shall have the right to deal with the issue in accordance with Clause 2.9.

3.14 Party B shall resolve any disputes arising from the safety and legality of the game contents or services it provides, and shall guarantee that the services it provides will not expose Party A’s communications network, business management platform or other third party interests to any significant potential risks. Party B shall assume any losses thus incurred to Party A and any third party and appropriately declare its responsibility in public and eliminate any adverse impact.

3.15 Party B shall mark the logo of “ ” on the external promotion and advertisement of the games of the Parties; the name of Party A may appear, but neither the logo of China Telecom nor the customer service number 10000 shall appear in such advertisements. The contents of the business described by Party B in any media (e.g. newspaper, radio, TV, leaflets, webpages, etc.) shall obtain the prior written consent of Party A, and shall not in any way mislead the users to consider the game independently provided by Party B to be provided by Party A or jointly provided by both parties, and Party B shall not post any business content description to which Party A objects.

3.16 In case of subject change of Party B (the change of holding entity of its business license or license for value-added telecommunications business (ISP Certificate)), Party B shall settle all fees payable to Party A and if there is no pending breach to be resolved, provide the approving notice on subject change issued by AIC, and may complete the relevant subject change procedures only after approved by Party A.

3.17 Except otherwise expressly agreed between the parties or agreed by Party A beforehand, Party B shall not transfer any rights and obligations hereunder to a third party in any form whatsoever. Any transfer in violation hereof shall be deemed as a breach by Party B, for which Party B shall take relevant breaching liability and Party A may terminate this Agreement, suspend fee settlement and require Party B to undertake any direct or indirect loss thus caused.

3.18 Party B shall not advertise, or make any statement favorable for, any competitor having the same or similar business scope as Party A in the services it provides.

Article 4 Standard Business Practices

4.1 Party A shall provide Party B with the interface parameters of the platform, and assist Party B in business debugging, testing and opening.

4.2 The boundary to divide the respective areas of maintenance by the Parties shall be the gateway equipment and the interface from telecommunication business platform to Party B’s equipment. The equipment on the inner side of the interface shall be maintained by Party A’s maintenance department, and the equipment on the outer side of the interface shall be maintained by Party B. If Party B uses an exclusive line, then the interface cable and its connectivity shall be in the charge of the applicant for such exclusive line and the other Party shall provide assistance.

4.3 Party B shall be responsible for the building and maintenance of its systems, including all hardware equipment, system debugging, opening, and system maintenance work relating to the the wireless value-added business under this Agreement and the costs of each of the foregoing.

4.4 Any debugging, connection and system modification work by Party B to its systems must be notified to Party A in advance and obtain Party A’s confirmation, after which Party B should announce to users via email, advertisement, SMS or other effective manner, so as to minimize the impact on users.

4.5 Party B shall submit to any adjustment arrangement made by Party A to data traffic in urgent cases for purposes of guaranteeing the normal stability of the various value-added business.

4.6 Party B guarantees to provide 24 hour non-interrupted system maintenance.

4.7 Party A shall define the scope of effective billing customers of mobile business, and the information fee incurred by invalid user number or the user number not covered by business will not be settled.

4.8 Party B shall make sure that prior to its provision (including marketing and business advertising) of any service to users (including paid service and free service), it will thoroughly notify the users in a proper form, and ensure that the users are fully aware of, the content, means of provision, standard fee rate (information fee and communication fee), frequency of transmission, method of use, manner of cancellation, customer service call number and such other information users need to know for ordering service and make payment for such service. Party B may provide such service to users only upon obtaining the consent of users in a provable manner, and is prohibited to provide services to users without users’ proper knowledge. Party B shall not purposefully intercept information, or discretionally send advertising information to users. In case of such breach by Party B, it shall assmue all liabilities.

4.9 The business operated by Party B shall be confined to the cooperation mode provided in Article 1 hereof. Any business beyond such scope shall be subject to an application filed by Party B to Party A via facsimile affixed with official seal, and may be opened and put in practice only after it is approved by Party A and has successfully passed the test. The application facsimile aforementioned shall specify the reason, expected time for business opening and business description. If Party B is discovered to have discretionally opened a business that fails to be approved by Party A, Party A may refuse to settle all the fees and terminate the cooperation.

4.10	Party B must provide users with unified method for inquiries and service cancellation.

4.11 For business that is officially opened after being approved by Party A, Party B may apply for fee rate change at least three months after the date on which such business is opened. After obtaining the approval from Party A and the official opening of the business, Party B shall properly notify the users about such information about the details of fee rate change, the way to cancel the ordered service, customer service call number of Party B, and post the change notice (which shall last for one month) at a prominent location on Party B’s website; Party B may change the rate of information fee for the business in close cooperation with a third party information source only after such planned change has been announced simultaneously at the main advertising media of such third party information source.

4.12 The Parties shall keep records of users’ use of the business for at least 6 months, and shall keep the record of user’s customized business until more than 6 months after the business is canceled by relevant user.

4.13 Party B shall establish a “black list” system for customer service, based on which Party B will include the users who maliciously owe fees or customize services into a “black list” for management, and Party B shall well explain such system to relevant users. Party B shall use technical means to monitor the extraordinary traffic, and implement monitor alert and restriction on any owed fees that may be produced by large amount of information fee (over RMB 150/day/user) arising from malicious customization and ordering of services. Party B shall take restrictive measures on the canceled or recovered user numbers provided by Party A every day, and take restrictive measures on the canceled or empty numbers every month. In case Party B fails to take measures on such users, or fails to take measures in time, it shall be responsible for all high-value maliciously owed fees or such other owed fees arising from the using of mobile game services by the users with canceled or suspended number, and Party A will deduct such amounts from the information fee to be settled.

4.14 Party B shall not discretionally provide inquiry services of detailed bills of information fee to users, which shall be provided by Party A instead.

4.15 The Parties shall act according to the relevant policies promulgated by the competent industry administration authority (if any).

Article 5 Customer Service

5.1 Party A will use 4008289289, the technical support hotline of its customer service center as the call center for receiving and handling complaints and supervising partner services. Party A will be responsible for user inquiries, claims and complaints arising from network communication issues and billing issues, and Party A’s customer service center will allocate and distribute the complaints on online complaint handling system.

5.2 If Party B provides online game services, Party B shall provide standardized and adequate customer service system to deal with the consultation, claims and complaints by users with respect to the relevant application services or contents it provides. Such system shall include, without limitation:

(1) Customer service call: 24 hours a day, 7 days a week in service, which shall be service numbers starting with 800 or 4008, and shall not be ordinary in-city number or mobile number;

(2) Platform functions: customer systems having such functions as exchange, automatic call distribution, computer telephony integration, interactive voice response, manual agent, recording, data base, business preposition, etc.;

(3) Business functions: customer service center will have mainly functions represented by in-calls and manual service, such as information inquiries, business cancellation, business consulting and complaint handling;

(4) Seat placing: SP’s customer service shall have at least 5 seats and 12 in-call customer service staff;

(5) System performance and business targets: call completion rate by the system: 99% and level of service (call completion rate by manual service in 20 seconds): 80%;

(6) Email box for complaints.

5.3 Both Parties shall provide customers with multiple convenient means of business ordering inquiry and business cancellation. Party A shall have the right to use technical and managerial methods to control and manage Party B’s ordering relationship and provide its own means for business inquiries and cancellation.

5.4 Party B shall be responsible for all kinds of customer inquiries and complaints arising from problems not related to Party A’s network communication and platform during the cooperation. Party B shall clearly specify and make public the channel and body by which the business consulting, claims and complaints will be accepted. Party B shall be obliged to visit the online complaint handling system every day and respond to the complaints within 24 hours.

5.5 The Parties agree that the complaints shall be resolved within 72 hours, and Party B shall provide party A with the list of relevant persons and their respective details of contact and guarantee smooth communications 24 hours a day.

5.6 The Parties will adopt the “first inquiry responsibility” system for user complaints, which means that the party receiving the user complaint shall be responsible to coordinate and properly resolve the questions raised by the users, regardless of which Party shall take the final responsibility. If the issue does involve the other Party, such other Party shall assist Party receiving the complaint ton resolve the issue.

5.7 For the consulting or complaints that can be resolved by Party B only, Party A shall notify Party B by way of work order flow and Party B shall respond within 24 hours and completely resolve such complaints within 72 hours. If Party B fails to resolve the issue within 72 hours, or if any user refuses to pay the information fee due to reasons attributable to Party B’s services, Party B shall deduct or exempt relevant fees for such user. If a fee refund is needed, the relevant amount will be deducted by Party A at the time of settlement with Party B.

5.8 If neither Party is able to judge which Party shall be responsible for the consulting or complaints it receives, it shall contact the other Party within 1 hour to find out the responsible Party and help the customer to solve the problem as soon as practicable. Neither Party shall shuffle its due responsibility to other Party.

5.9 For those customer complaints for which neither Party is able to give reasonable explanations, Party B shall deduct or exempt relevant fees for such user upon the request of Party A. If a fee refund is needed, the relevant amount will be deducted by Party A at the time of settlement with Party B.

5.10 If any user complaint is caused due to the fact that a service fails to satisfy its advertised quality commitments, then the Party making such commitments shall be responsible to reply to the users and solve the complained issues, and the other Party shall give necessary assistance.

5.11 If Party B exits this Agreement due to poor management or is unable to continue providing value-added business for other reasons of its own, Party B shall directly explain to users and handle the after-exit arrangements. Except for the exit according to the exit mechanism provided herein, Party B shall inform Party A and obtain its consent regarding the cease of value-added business provision three months in advance; Party A shall timely terminate its service to collect information fee on behalf of Party B, and assist Party B in making explanations and descriptions to users.

5.12 The Parties shall strictly comply with the regulations of Ministry of Information Industry and other relevant authorities, and adopt “compensation first” principle with respect to user complaints, which means to first refund any amounts in respect of the complaint or objection to users before finding out which Party shall be responsible. The amounts so refunded shall be deducted from the settlement amounts between the Parties. If such user complaint is caused by any breach by Party B hereunder, Party B shall undertake relevant breaching liabilities.

Article 6 Billing and Settlement

6.1 In principle, the prices of games shall be formulated by Party B and approved by Party A, provided that Party A may propose advice regarding fee rate and negotiate such proposal with Party B. Any changes to the prices of games (including the changes in means of fee charging) may be implemented formally only after confirmed by Party A. All billing and settlement shall be subject to the provisions of Party A’s Procedures for Operations on Business Management Platform and relevant rules and notices.

6.2 The successful charging bill collected on Party A’s billing system shall be used by the Parties as the basis for settlement of fees; the business billed by time shall be calculated based on the successful receipt of the business by the customer; business subject to monthly payment shall be based on customer’s true ordering. Party A shall deduct from the payable Information Fees the amount of Information Fees refused to be paid by any users due to Party B’s service quality.

6.3 Billing cycle: the statistic cycle of total amount of Party B’s Information Fees on Party A’s billing system is normally based on calendar month, starting from 0 o’clock on the 1st day of a calendar month and ending at 24 o’ clock on the last day of such month.

6.4 All kinds of communication fee income incurred from the user’s or Party B’s use of communication network shall belong to the mobile network operators in full amount.

6.5 If Party B uses China Telecom’s fee collection service by SMS, 8% of the receivable information fees in the corresponding month will be allocated and deducted as the provisions for bad debts. If other mobile network operator’s fee collection service by SMS or a third party’s fee collection service not by SMS is used, the bad debts shall be based on the contents of the contract signed by Party A and other operator or the third party fee collection partner as well as the actual amount of bad debts incurred. When there is discrepancy between the contract contents and the actual amount of bad debts, the actual amount of bad debts shall prevail.

6.6 Party A will deduct the expenses for fee collection at the percentage provided in the agreement executed with the fee collection agent (the current sharing percentage of China Telecom is 15%, and the sharing percentage of other fee collection channels shall be calculated as actually incurred).

6.7 After the bad debt provisions and the part allocated to the fee collection agent are deducted from the total revenue,

Content cooperation mode: Party B will obtain 70% of the remaining revenue (Information Fees * (1 – bad debt rate) * (1 – sharing percentage for fee collection channel) * 70%).

Channel cooperation mode: Party B will obtain 40% of the remaining revenue (Information Fees * (1 – bad debt rate) * (1 – sharing percentage for fee collection channel) * 40%).

Package: Party A, on the one side, and all content providers participating in such access bundle sales, favorable package or other packaged promotional activities, on the other side, shall share the income at a ratio of [50%:50%] (Party A: all content providers participating in such business). Party B and all the other content providers participating in such business shall share such 50% of income according to the proportion of the usage of their business to the total usage. The formula for calculation shall be:

 If the game package only includes single player games:

Based on the amount of downloads of the single player games, the sharing percentage among all CSPs shall be calculated as follows:

Information Fees of game package * (1 – bad debt rate) * (1 – sharing percentage for fee collection channel) *50% * (number of downloads of such CSP’s online game/aggregate number of downloads of all single player games contained in the game package)

k If the game package only includes multiple WAP social online games:

Based on the amount of logons of the online games, the sharing percentage among all CSPs in the package shall be calculated as follows:

Information Fees of game package * (1 – bad debt rate) * (1 – sharing percentage for fee collection channel) *50% * (logons of such CSP’s online game/sum of logons of all online games contained in the game package)

6.8 Both parties shall jointly appraise and decide on the amount for settlement based on the data record in Party A’s system and the statements provided by Party A. Information Fees incurred by both parties due to business test will not be included in the settlement.

6.9 The Parties shall settle the Information Fees every month, and Party A shall pay Party B the Information Fees attributable to Party B by the end of the third month. The initial settlement period shall be the end of the third month, which means that the information service fee generated in the first month shall be paid by Party A to the account of Party B by the end of the third month. Before Party A makes the payment, Party B has to meet the following requirements; otherwise, Party A shall have the right to refuse the payment without any liability:

(1) provide official invoices that are in compliance with the requirements of State tax laws and Party A by the 25th of the second month (Party B, instead of any of its affiliates, shall be the invoice issuer);

(2) provide the payment request confirmed by the Parties.

6.10 The settlement shall be made based on Party A’s data. If there is any discrepancy between the billing data of the Parties, and such discrepancy reaches over 5% of Party A’s data, Party B may request account reconciliation within 5 business days after the settlement information is posted, and shall deliver the account statement and invoices confirmed with a stamp to the contact person of Party A by the 25th of the second month. If Party B fails to make such account reconciliation request within such prescribed period of time, Party A may refuse to accept and deal with such request. If Party B’s billing data is confirmed as correct after investigation, the relevant account will be adjusted in the following month. Any Party B’s failure to request account reconciliation in time shall be deemed as the tacit acceptance of the settlement data by Party B, and Party A may refuse to accept any further account reconciliation request made by Party B for the relevant settlement month.

6.11 All business revenue payable to Party B calculated by Party A according to the sharing percentages for different business under cooperation between the Parties, minus (or plus) other expenses payable (or receivable) by Party B, shall be the revenue to be finally settled to Party B (the “Settled Information Service Dee”). The aforementioned “other expenses” shall include, without limitation, penalty deducted for breach and co-location fee. As agreed between the Parties, Party B’s business revenue and other payable expenses may be settled separately and apply different settlement process.

6.12 Party B shall make timely update of its information of bank account and such other information necessary for payment as registered on the business management system. If Party B’s failure to update such payment information in time renders Party A’s payment to be rejected by the bank, or causes other difficulties that prevent Party A from making timely payment, then Party A will postpone such payment till the June or December closest to the time when Party A learns about the correct bank account of Party B without taking any breaching responsibility for overdue payment.

6.13 Any change of Party B’s corporate name shall be notified to Party A in time via the business management system or other appropriate means. After such change of Party B’s corporate name, any amounts payable by Party A to Party B, whether incurred before or after such change, shall all be paid to the bank account with the changed name of Party B. If Party A fails to make the payment on time due to Party B’s failure to properly complete the name change procedures, Party A will postpone such payment.

6.14 If Party B terminates this Agreement pursuant to its terms, the Parties will settle the information service fee accrued prior to the termination. At the settlement, the Parties will determine the settlement method, cycle and process and implement the settlement by reference to the rules hereof regarding the deduction of information service fee or penalty fine in case of breach.

6.15	Each Party shall undertake its own due taxes (including but not limited to income tax, value-added tax, etc.)

6.16 Party B shall issue legal, valid, complete and accurate value-added tax special invoices in such a form and contents as required by Party A. Amount of Party B’s settlement = Information Fees of settlement exclusive of tax * (1 + value-added tax rate deductible). If Party B fails to provide such value-added tax special invoices or provides value-added tax special invoices which fail to comply with Party A’s requirements, Party A will settlement the Information Fees based on the amount exclusive of tax.

6.17 Where Party B issues value-added tax special invoices to Party A, Party B shall have a specifically assigned person or use a registered mail or the express delivery service to serve the invoice onto Party A within [30] days after the issuance. The date of serving will be the date on which Party A signs to acknowledge the receipt of the invoice. In delay of serving, Party B shall pay liquidated damages in such an amount at 0.03% of the delayed invoice amount for each day delayed. If Party A is unable to make deduction due to the delay of serving, Party B shall also compensate Party A for the loss thus incurred, the amount of which shall be equal to the deductible amount of such delayed invoice.

6.18 Party B may only have the right to issue the payment invoice after the Parties confirm the settlement amount is correct. Party A’s payment obligation is subject to the receipt of value-added tax special invoice from Party B which is corresponding to the agreed amount, compliant with the State’s provisions and rectified by the taxation authority. If Party B fails to provide such invoice to Party A as agreed, Party A shall have the right to refuse to make the payment without any liability for breach of contract. All resulting consequences shall be borne by Party B, including but not limited to timely replacement of invoice, assumption of fees incurred from the replacement formalities and assumption of Party A’s losses.

6.19 If the value-added tax special invoice provided by Party A fails to comply with the provisions of laws and regulations or the provisions hereof, or fails to pass the rectification by the taxation authority, Party A shall have the right to refuse to accept the invoice or return such invoice after it discovers any problems. Party B shall replace the invoice in a timely manner. If this causes the value-added tax special invoice unable to be served within the time limit as provided in Clause 6.17, Party B shall assume defaulting liability for the delay as provided in Clause 6.17.

6.20 Party A may refuse to settle the information fee incurred by stolen user numbers as proved by public security department or acknowledged by both parties.

6.21 The abnormal consumption that may be written off with the help of Party B shall be deducted from the Settled Information Service Fee of the current period after confirmed by the Parties, and Party A shall refund such fee to the relevant users.

6.22 Party B shall not make self-consumption and other violations detrimental to Party A’s interests. Such violating acts, once discovered, shall grant Party A with a right to deduct all settlement amounts of the current month payable to Party B, and Party B will claim breaching responsibility against Party B according to the extent of impact, including penalty fines, suspension of settlement, and suspension of business up to termination of cooperation.

6.23 The total amount of fees hereunder shall be paid by Party A to Party B by [bank transfer] (bank transfer, telegraphic transfer, cheque, etc.). The bank account information and tax payer information of each party is set out in the first page hereof.

Article 7 Security and Confidentiality

7.1 Party A undertakes not to sell, transfer, duplicate, lease or hand over any content or app provided by Party B to any third party entity or individual in any form whatsoever (including in edited, abridged or added version), unless otherwise provided by laws.

7.2 Each Party shall have the obligation of confidentiality with respect to any and all information and documents (including but not limited to the users’ information and materials) provided by the other Party over the course of the execution and performance of this Agreement. Neither Party may disclose such information to a third party, or use such information for any purposes other than the objective of this Agreement without the written consent of the other Party.

7.3 The receiving party of the confidential information may only disclose the confidential information provided by the other party to its employees on a need-to-know basis for the purpose of this Agreement; provided that it shall notify its employees of the confidentiality and non-disclosure obligation as agreed herein.

7.4 The restrictions this Article to the confidential information shall not apply under any of the following circumstances:

(1) The confidential information comes into the public domain not due to the receiving party’s default.

(2) The confidential information is independently developed by the receiving party with relevant record as evidence.

(3) The confidential information is legally obtained by the receiving party from any person not breaching the confidentiality obligation owed to the disclosing party.

(4) The confidential information is required by the law to be disclosed by the receiving party; provided that the receiving party shall give a reasonable prior notice to the disclosing party to enable it to take necessary protective measures.

7.5 If the receiving party of the confidential information breaches the provisions on confidentiality hereunder, the receiving party shall compensate the disclosing party and the relevant parties of the confidential information for all the losses thus incurred.

7.6 The obligation of confidentiality provided in this Article shall survive the termination of this Agreement.

Article 8 Liabilities for Breach of Agreement

8.1 Either party failing to perform this Agreement or failing to fully perform this Agreement shall be deemed as in breach of contract, and shall assume the relevant breaching liability. The breaching party shall compensate the non-breaching party for the losses thus incurred.

8.2 If any third party launches a legal or administrative proceeding (“Infringement Allegation”), alleging that Party A or its affiliate infringes its legal interests (including but not limited to the intellectual property right), or if Party A or its affiliate suffers the risk of administrative risks, Party A shall have the right to suspend the operation of Party B’s games after giving a notice to Party B, take such measures as removing, taking offline, cutting access, etc. to stop providing the platform service for Party B’s alleged infringement business, and shall have the right to suspend the settlement. During the period of dispute resolution, Party A shall withhold the settlement amount at the standard of at least RMB50,000 for each business.

If Party B fails to properly resolve the allegations, litigations, complaints, negative media reports, administrative penalties and other disputes, except for the deduction of relevant settlement amount, Party A shall have the right to terminate this Agreement and decide at its sole discretion if it would make any defense or reach settlement or conciliation with the third party, and ask for compensation against Party B. When Party A asks for compensation from Party B, Party B may not make a defense by reason of Party A’s defense, settlement or conciliation plan having not be consented by Party B. With regard to the liability that Party B should assume to the third party and the losses thus suffered and all the fees thus paid by Party A and its affiliate, including but not limited to all the litigation fees, traveling expenses, attorney fees, notarization fees, settlement fees or compensation amount decided in the final judgment, Party A may directly deduct such amount from the amount outstanding under this Agreement or other contracts. The amount in short shall be paid by Party B within three business days after receiving Party A’s notice.

8.3 Party B shall not have any breaching activities as set out in the provisions of the Management Measures for Credit Points of Mobile Game Business of Party A, failing which it shall be dealt with in accordance with the relevant provisions hereof.

8.4 Notwithstanding whether anything herein is provided in contrary, Party A will not be responsible for any loss of expected benefits, goodwill loss, and data damage or loss arising from acts of Party B hereunder.

8.5 If Party B should pay penalty fines and/or assume compensation liability according to this Agreement or Party A’s relevant management rules, Party A shall have the right to deduct the relevant amount directly from any settlement payment or performance bond.

Article 9 Force Majeure

9.1 In case this Agreement is unable to be performed or fully performed due to any accident or event of force majeure, neither Party shall compensate the other Party for any economic loss thus suffered. The Party encountering such event of force majeure shall immediately inform the circumstances to the other Party in writing and within fifteen business days, shall provide the detailed information of the event and a valid document evidencing the reasons why this Agreement cannot be performed or fully performed or the performance of this Agreement needs to be postponed.

9.2 The Parties shall negotiate to decide whether to continue the performance of this Agreement or terminate this Agreement according to the extent of the effect on the performance hereof.

9.3 If this Agreement is unable to be performed or unable to be performed completely due to the event of force majeure, according to the extent of the effect, the affected party may be exempted from any liability in whole or in part, unless otherwise provided by law. If the event of force majeure occurs after the performance of this Agreement is postponed, no liability can be exempted.

9.4 If this Agreement is suspended from performance for [90] days or more due to the event of force majeure, Party A shall have the right to decide whether to continue to perform or terminate this Agreement and give a written notice to Party B.

9.5 Party A shall assume no liability for any losses suffered by Party B due to the breakdown of Party A’s equipment, system or network not on Party A’s fault; provided that Party A shall be obliged to repair such breakdown as soon as possible.

9.6 Party A shall assume no liability for any impact to the business operation hereunder caused by its necessary engineering or network construction.

Article 10 Governing Law and Dispute Resolution

10.1	This Agreement shall be governed by the laws of the People’s Republic of China.

10.2 Any disputes between the Parties arising from the performance of this Agreement shall be resolved through amicable negotiations; in case such negotiations fail, both Parties agree to submit the dispute to the competent court where Party A is domiciled.

10.3 When any such dispute is pending for resolution, the Parties shall continue to implement the other provisions hereof except the disputed provisions.

Article 11 Effectiveness, Amendment and Termination of Agreement

11.1 This Agreement shall come into force as of January 1, 2015 and expire on December 31, 2015. Upon the expiry of this Agreement, this Agreement may be renewed automatically for one year (but can only be renewed once) if neither Party raises objection. Except otherwise agreed between the parties, the contents of this Agreement shall remain binding throughout the renewed period.

11.2 Throughout the effective term and renewed term hereof, this Agreement may be revised or amended upon mutual consent. The Parties may execute a supplemental agreement or execute a new agreement to reflect such revision or amendment.

11.3 Any Party who wishes to amend or revise this Agreement must provide a 30-day prior written notice to the other Party, and the Parties shall negotiate to amend or revise this Agreement in writing.

11.4 During the term hereof, Party A may, depending on the business development and needs of management, evaluate and sort out Party B and its business according to unified rules. Party B may obtain such unified rules from Party A’s official website at any time. If Party B fails to reach the requirements in Party A’s evaluation, sorting or other business management measures, Party A may terminate this Agreement. Party A shall give a prior notice to Party B before any evaluation and sorting.

11.5 Throughout the performance of this Agreement, except otherwise expressly provided herein, neither Party may suspend or terminate the performance of this Agreement or unilaterally terminate this Agreement without the consent of the other Party.

11.6 During the term hereof, any division, merger, dissolution, liquidation, bankruptcy or other events that lead to changes of Party B in the company nature, qualification and capacity for civil acts shall be notified to Party A in time, and subject to the provisions hereunder about the exit grace period. If Party B is deprived of the qualification or capacity to provide the wireless value added business hereunder due to its dissolution, liquidation or bankruptcy, this Agreement shall terminate accordingly. In case of division or merger of Party B, this Agreement shall terminate, and the successor company (or other entity) to Party B’s wireless value added business hereunder shall re-apply for business opening to Party A, and timely modify Party B’s enterprise identifier code and other information existing on Party A’s business system or other business management system.

11.7 During the effective term hereof, if the terms of this Agreement contravene any new fee rate policy or new document published by the supervisory authority of the Parties, the Parties may negotiate to amend or terminate this Agreement.

11.8 After this Agreement is terminated due to Party B’s fault, Party A and Party B shall consult and reach agreement on the following to deal with the aftermath:

(1) At least one month of exit buffer period will be provided, during which Party B shall continue to provide service to the users and make an announcement to the users on its website of its termination of providing service;

(2) Party B needs to pay off the liquidated damages and other fees to Party A;

(3) Party A shall have the right not to settle the amount outstanding.

Article 12 Miscellaneous

12.1 Any business rules, management measures, quality standards and/or customer service standards formulated by Party A during the term hereof shall be part of this Agreement, and if such rules, measures and/or standards conflict with the terms hereof, such rules, measures and/or standards shall prevail, unless the Parties deem it appropriate to apply this Agreement or deem it necessary to execute a separate agreement for such conflicts.

12.2 Any matters not covered herein shall be subject to the relevant business standards, management measures, quality standards and/or customer service standards, or subject to written supplementary articles agreed by the Parties upon amicable negotiations, which shall be equally binding as this Agreement.

12.3 Without the written consent of the other party, either party shall not use or imitate the other party’s trade name, trademark, design, service mark, symbol, code, model or abbreviation in any advertisements or in public. Neither party may claim itself to have the ownership or other interests to the other party’s trade name, trademark, design, service mark, symbol, code, model or abbreviation.

12.4 If any term hereof becomes invalid at any time but will not fundamentally affect the validity of this Agreement, the other terms hereof shall not be affected.

12.5 The headings hereof are inserted for reference only. The contents of the terms shall be the basis to determine the rights and obligations of the Parties.

12.6 Nothing herein shall be deemed or construed as joint venture, partnership or agency relationship between the Parties.

12.7 Any notices (information) between the Parties arising out of the implementation of this Agreement, or in connection with this Agreement must be sent to the addresses expressly specified herein in written form, including, without limitation, via facsimile, EMS or other form confirmed by the Parties.

12.8	This Agreement shall be made in four originals, two for each Party, which shall be equally effective.

12.9 The Appendices hereto constitute an integral part hereof and shall have the same legal effect as this Agreement. If there are any discrepancies between the Appendices here to and the main body hereof, the main body hereof shall prevail.

The Appendices hereto:

1: Integrity Cooperation Agreement

2: Undertakings on Network Access Information Safety

Supplemental Pages

After friendly consultation, the supplement and amendment to the terms of this Agreement are set out below, which constitute an integral part of the main body hereof. Should there be any discrepancies, these Supplemental Pages shall prevail.

(The remainder of this page is intentionally left blank.)

[Signature and Stamp Page]

Party A: Dazzle Interactive Network Technologies Co., Ltd.

By legal representative/person in charge or authorized representative:

Signature and stamp:

Date:

Party B: Shenzhen iDreamSky Technology Co., Ltd.

By legal representative/person in charge or authorized representative:

Signature and stamp:

Date:

[Screenshot of execution status]

No.	Type of Contract	Contract Number	Effective Date	Expiration Date	Download and Print

1.	Mobile games contract	JSXCS1401572CC000	January 1, 2015	December 31, 2015	Mobile games contract

Appendix 1:

Integrity Agreement

In order to jointly safeguard the company interests of both Parties and cause the parties and their respective working staff to practice in an integral manner, in accordance with relevant laws and regulations, the Parties agree as follows:

1.	The Parties and their respective working staff shall consciously comply with the laws and regulations governing integral practices and prohibited commercial bribery of the State and government.

2.	Party A shall not privately ask for or accept any off-the-book rebates or other money or gifts provided by Party B.

3.	Party A’s working staff shall not, in any form whatsoever, ask for or accept from Party B any rebates, money, valuable securities, valuable properties or other articles; nor shall they reimburse any expenses irrelevant to this project or request personal benefits from Party B.

4.	Party A’s working staff shall not attend any treats or entertainment that may affect Party A’s performance of its obligations and duties.

5.	Party A’s working staff shall not privately discuss this project with Party B or reach a tacit understanding with Party B, nor disclose any bidding internal control information or corporate trade secrets.

6.	Party A’s working staff shall not seek benefits for his/her family members, relatives or friends in the project by taking advantage of his/her powers or official capacity.

7.	Party B shall not privately offer Party A any off-the-book rebates or other money or gifts.

8.	Party B’s working staff shall not, in any name or form whatsoever, provide Party A’s working staff with any rebates, money, valuable securities, valuable properties or other articles; nor shall they reimburse any expenses irrelevant to this project for Party A’s working staff.

9.	Party B shall not invite Party A’s working staff to go trips or other luxury entertainment under the name of discussing business or executing economic contracts.

10.	If either Party discovers any violation hereof by any working staff of the other Party, it shall report such violation to the supervisor or the disciplinary department of such staff, and the staff so reported shall not retaliate to such Party under any excuses.

11.	Liabilities for breach:

If Party A discovers that Party B violates this Agreement, bribes Party A’s working staff, or has committed any commercial bribery being investigated by judicial authority, Party A shall have the right to suspend the agreement and depending on the actual situation and consequences thereof, claim compensation from Party B for the economic loss thus incurred to Party A, record such bad acts of Party B, disallow Party B the access to Party A’s full corporate scope to engage in the various services, supplies, construction and other project cooperation for 1 to 3 years,

Call number for each Party to accept violation reporting:

Party A: 025-86588790

Party B:

Appendix 2:

Undertakings on Network Access Information Safety

Each of the information source providers connected to the mobile communication network of Dazzle Interactive Network Technologies Co., Ltd., CHINANET of China Telecom or relevant business platform (including, without limitation, SMS gateway, WAP gateway, JAVA/BREW download server, location business server, etc.) shall undertake that:

Article 1 it will comply with the relevant laws, administrative regulations and management rules of the State, and strictly implement the information safety management rules.

Article 2 it will operate its business according to relevant laws, and provide the service only after obtaining relevant business permits; the business operation without permit is prohibited.

Article 3 it will not make use of C114 or CHINANET of China Telecom or relevant business platform to (i) engage any illegal or criminal activities that endanger the national safety or divulge the secrets of the State, (ii) produce, consult, duplicate or disseminate any information that violates the Constitution or laws, impedes social security, damages national unity or sabotages solidarity among nationalities, or any pornographic or violent information, or (iii) post any information with any content that:

1.	against the fundamental principles enshrined in the Constitution;

2.	compromises State security, divulges State secrets, subverts State power or damages national unity;

3.	harms the dignity or interests of the State;

4.	instigates hatred and discrimination among nationalities and sabotages solidarity among nationalities;

5.	sabotages State religious policy or propagates heretical teachings or feudal superstitions;

6.	spreads rumors, disrupts social order or social stability;

7.	propagates obscenity, pornographic, gambling, violence, murder and terror and instigates crimes;

8.	insults or slanders a third party or infringes upon the lawful rights and interests of a third party;

9.	belongs to the thirteen vulgar online contents that violate social ethics and hurt the physical and mental health of youngsters, which are the contents that:

(a)	depict or obscurely depict sex behavior, instigate sex association, or are provocative or insulting;

(b)	directly expose and describe the sex organ of human body;

(c)	describe sex behavior, sex process or sex manner or contain sexually suggestive or provocative language;

(d)	describe or expose the sex organs, or only use very small covering;

(e)	depict human body with the entire body or privacy places naked or only covered by limbs;

(f)	contain pictures of careless bare, candid shot, privacy place exposure with a nature of infringing personal privacy;

(g)	attract clicks with provocative headings;

(h)	are pornographic, vulgar novels, audios and videos that are prohibited by relevant authority, including the deleted portions of some movies;

(i)	contain illegal social information about one-night stand, wife exchange or SM; (j) pornographic comics;

(k)	advertise bloody violence, malicious abuses, or insult others;

(l)	contain illegal sex products advertisements and venereal disease treatment advertisements;

(m)	maliciously disseminate others’ privacy without permit from others or by using “Internet Mass Hunting”;

10. Otherwise prohibited by laws, administrative regulations, rules or relevant regulations.

Any of the abovementioned illegal or criminal activities and/or posting of any harmful information, once discovered, shall be prevented by immediate measures and reported to relevant authority in time.

Article 4 any information provided by it will comply with the relevant State laws, administrative regulations, rules or policies governing intellectual property rights.

Article 5 it shall make sure, during its online testing and pilot running and after the business is officially opened, that the contents of the business it provides are safe and stable, and will cause damage to C114 or CHINANET of China Telecom or relevant business platform.

Article 6 it shall establish efficient information safety and confidentiality management policies and technical protective measures, and accept the management, supervision and inspection of relevant competent authority of the relevant business of Dazzle Interactive Network Technologies Co., Ltd.

Article 7 in case of any violations of the above, Dazzle Interactive Network Technologies Co., Ltd. may take necessary actions, close relevant information source access; in case of serious violation, Dazzle Interactive may terminate the cooperation business and claim legal responsibility from the information source provider. These undertakings will take effect upon executed by the information source provider and be kept in custody by Dazzle Interactive Network Technologies Co., Ltd.

Information source provider (stamp): Shenzhen iDreamSky Technology Co., Ltd.

Responsible Person (signature):

Date: